EXHIBIT 99.1

NEWS RELEASE
------------

FOR IMMEDIATE RELEASE                                          November 16, 2005

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS THIRD QUARTER RESULTS

Blue Dolphin Energy Company reported net income of $1,030,448 on revenues of $2,107,568 for the quarter ended September 30, 2005, compared to a net loss of $540,495 on revenues of $255,789 for the quarter ended September 30, 2004. The third quarter 2005 benefited from increased revenues from sales of oil and gas of approximately $1,697,000 due to recognition of revenues associated with an after-payout interest in High Island Block 37 in the Gulf of Mexico, and increased gas transportation revenues due to increased transportation rates on the Blue Dolphin Pipeline System. The High Island Block 37 revenue represents our interest in production from payout in July 2004 through September 2005.

                    (In thousands, except per share amounts)
                                  Quarter Ended
                                  September 30,
                                  -------------
                                                                     Net Change
                                         2005           2004        2005 vs 2004
                                     ------------   ------------    ------------

Revenues                             $      2,108   $        256    $      1,852
Net income (loss)                    $      1,030   $       (540)   $      1,570
Net income (loss) per common share
     Basic                           $       0.11   $      (0.08)   $       0.19
     Diluted                         $       0.11   $      (0.08)   $       0.19



For the nine months ended September 30, 2005, the Company reported a net loss of $367,812 on revenues of $2,836,027, compared to net loss of $1,883,507 on revenues of $960,305 for the nine months ended September 30, 2004. The improvement in year to date 2005 results was due to increased sales of oil and gas of approximately $1,496,000 primarily resulting from recognition of revenues associated with our after-payout interest in production from High Island Block 37 for the period of July 2004 through September 2005, and increased gas transportation revenues of approximately $406,000 that were the result of increased transportation rates on the Blue Dolphin Pipe Line System. General and administrative expenses increased by approximately $822,000 primarily due to recognition of approximately $774,000 of non-cash compensation expense associated with "cashless" exercises of stock options.



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                    (In thousands, except per share amounts)
                                Nine Months Ended
                                  September 30,
                                  -------------
                                                                     Net Change
                                        2005            2004        2005 vs 2004
                                    ------------    ------------    ------------

Revenues                            $      2,836    $        960    $      1,876
Net income (loss)                   $       (368)   $     (1,884)   $      1,516
Net income (loss) per common share
     Basic                          $      (0.04)   $      (0.28)   $       0.24
     Diluted                        $      (0.04)   $      (0.28)   $       0.24



There are currently 9,939,302 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate. Questions should be directed to Gregory W. Starks, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.